Exhibit 2.3

RETURN TO TREASURY AGREEMENT

THIS AGREEMENT is made as of the 30th day of June, 2011, between Nova Lifestyle, Inc., a corporation formed pursuant to the laws of the State of Nevada and having an office for business located at No. 6 JieFangNanLu, HeXi District, TianJin, China 30000 (the “Company”), and Alex Li, having an address located at No. 6 JieFang NanLu, HeXi District, TianJin, China 30000 (the “Shareholder”).

           WHEREAS

A.           The Shareholder is the registered and beneficial owner of 10,000,000 shares of the Company’s common stock.

B.           The Company has entered into a Share Exchange Agreement and Plan of Reorganization with Nova Furniture Limited, a British Virgin Islands corporation (the “Share Exchange Agreement”).

C.           As a condition to the aforementioned Share Exchange Agreement, the Shareholder has agreed to return 10,000,000 shares of the Company’s common stock (the “Surrendered Shares”) held by him to the treasury of the Company for the sole purpose of the Company retiring the Surrendered Shares.

NOW, THEREFORE, WITNESSETH THAT in consideration of the premises and sum of $80,000.00 to be paid by the Company to the Shareholder, as evidenced by a promissory note, the parties hereto hereby agree as follows:

SURRENDER OF SHARES

1.           The Shareholder hereby surrenders to the Company the Surrendered Shares by delivering to the Company herewith a share certificate or certificates representing the Surrendered Shares, duly endorsed for transfer in blank. The Company hereby acknowledges receipt from the Shareholder of the certificates for the sole purpose of retiring the Surrendered Shares.

RETIREMENT OF SHARES

2.           The Company agrees, subject to Section 3 hereof, to retire forthwith after the closing of the Share Exchange Agreement the Surrendered Shares, which shall become authorized but unissued.

CONDITION PRECEDENT

3.           Notwithstanding any other provision herein, in the event that the transactions contemplated by the Share Exchange Agreement do not close on or before the deadline set forth in said Share Exchange Agreement, this Agreement shall terminate and the Company shall forthwith return to the Shareholder the certificates representing the Surrendered Shares.

REPRESENTATIONS AND WARRANTIES

4.           The Shareholder represents and warrants to the Company that he is the owner of the Surrendered Shares, that he has good and marketable title to the Surrendered Shares and that the Surrendered Shares are free and clear of all liens, security interests or pledges of any kind whatsoever.

GENERAL

5.           Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

6.           The provisions contained herein constitute the entire agreement among the Company and the Shareholder respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among the Company and the Shareholder with respect to the subject matter hereof.

7.           This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

8.           This Agreement is not assignable without the prior written consent of the parties hereto.

9.           This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by facsimile will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

NOVA LIFESTYLE, INC.
By:	/s/ Alex Li
Name:	Alex Li
Title:	Chief Executive Officer

ALEX LI
By:	/s/ Alex Li
Name:	Alex Li, Individually